UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                          Hyperion Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44914Q105
                  --------------------------------------------
                                 (CUSIP Number)


(*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Index to Exhibits is on Page 25

 CUSIP No.       44914Q105            13G         Page   2    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Glynn Emerging Opportunity Fund
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           74,800 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   74,800 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      74,800 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .4%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   3    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Glynn Capital Management
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           128,000 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   128,000 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      128,000 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .8 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA 00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   4    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown-Glynn Advisors, Ltd.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           333,953 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   333,953 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      333,953 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
      CERTAIN SHARES*

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.0 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO  IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   5    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown Advisors, Ltd.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           627,648
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   627,648

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      627,648 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO  IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   6    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown Capital Management, Ltd.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           293,695 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   293,695 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      293,695 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.7%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO  IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   7    of    26    Pages
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Crown Partners III, L.P.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES     -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           225,235 shares of Common Stock
  REPORTING   -----------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
              -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   225,235 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      225,235 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.3 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   8   of     26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown-Glynn Partners, L.P.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           108,748 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   108,748 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      108,748 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .6 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   9    of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Glynn Investment, L.P.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           22,900 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   22,900 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      22,900 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .1%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   10   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown Associates III, Limited Partnership
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           225,235 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   225,235 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      225,235 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.3 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   11   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crown-Glynn Associates, Limited Partnership
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           108,718 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   108,718 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      108,718 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .6%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   12   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John W. Glynn, Jr.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        37,972 shares of Common Stock
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           926,348 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   37,972 shares of Common Stock
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   926,348 shares of Common Stock

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      964,320 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.6 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   13   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Glynn Buckley Investments, L.P.   I.R.S. ID # 94-3221915
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           20,200 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   20,200 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,200 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .1 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   14   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      McMorgan Fund III, L.P.
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           50,600 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   50,600 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      50,600 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .3 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   15   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Darryl Messinger
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        1,500 shares of Common Stock
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           926,348 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   1,500 shares of Common Stock
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   926,348 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      927,848 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.4 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   16   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven Rosston
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        5,800 shares of Common Stock
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           926,348 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   5,800 shares of Common Stock
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   926,348 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,148 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   17   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David F. Bellet
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           627,648 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   627,648 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      627,648 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   18   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chester A. Siuda
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        21,184 shares of Common Stock
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           627,648 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   21,184 shares of Common Stock
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   627,648 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      648,832 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.8 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   19   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Margaret S. McNamara
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           627,648 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   627,648 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      627,648 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   20   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jeffrey S. Hamren
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        1,000 shares of Common Stock
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           627,648 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   1,000 shares of Common Stock
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   627,648 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      628,648 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.       44914Q105            13G         Page   21   of    26    Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GCM Pension
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |_|

-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF        0
   SHARES    ------------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           1,400 shares of Common Stock
  REPORTING  ------------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0
             ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,400 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,400 shares of Common Stock
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0 %
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  Name of Issuer: Hyperion Software Corporation, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           900 Long Ridge Rd., Stamford, Ct 06902

Item 2(a)  Names of Person Filing  See cover pages.

Item 2(b)   Address of  Principal Business Office or, if none Residence:

           As to the following filing persons:
           Crown-Glynn Associates, Limited Partnership
           Crown Associates III, Limited Partnership
           Crown Partners III, L.P.
           Crown-Glynn Partners, L.P.
           Crown-Glynn Advisors Ltd.
           Crown Capital Management Ltd.
           Crown Advisors Ltd.
           Chester A. Siuda
           Margaret S. McNamara
           Jeffrey S. Hamren

           67 East Park Place
           8th Floor
           Morristown, NJ  07960

           As to the following filing person:
           David F. Bellet
           60 East 42nd Street, Suite 3405
           New York, NY  10165

           As to the following filing persons:
           Glynn Buckley Investments, L.P.
           McMorgan Fund II, L.P.
           GCM Pension
           Glynn Capital Management
           Glynn Emerging Opportunity Fund
           Glynn Investment, L.P.,
           John W. Glynn, Jr.
           Steven Rosston
           Daryl Messinger

           3000 Sand Hill Road
           Building 4, Suite 235
           Menlo Park, CA  94025

Item 2(c)  Citizenship:        See cover pages

Item 2(d) Title of Class of Securities: Common Stock, $.01 par value

Item 2(e)  CUSIP Number: 44914Q105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

           (a)  Broker or Dealer registered under Section 15 of the Act,

           (b)  Bank as defined in Section 3(a)(6) of the Act,

           (c)  Insurance Company as defined in Section 3(a)(19) of the Act,

           (d) Investment Company registered under Section 8 of the Investment Company Act,

           (e) *Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

           (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

           (g)  Parent Holding Company, in accordance with
                Section 240.13d-1(b)(ii)(G),

           (h)  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).
           --------------------
           * As to Crown-Glynn Advisors, Ltd., Crown Capital Management Ltd. and Glynn Capital Management.

Item 4.    Ownership: See cover pages.

Item 5.    Ownership of Five Percent or Less of a Class: Not applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
           Not applicable.

Item 7.    Identification and Classification of the Subsidiary which Acquired
           the Security Being Reported on by the Parent Holding Company:   Not
           applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.    Notice of Dissolution of Group: Not applicable.

Item 10.   Certification:
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:          February 14, 1997         CROWN ASSOCIATES, A Limited
                                               Partnership
                                          By Crown Partners, L.P.


CROWN-GLYNN ASSOCIATES, LIMITED           /s/ John W. Glynn, Jr.
      PARTNERSHIP                         --------------------------------------
By Crown-Glynn Partners, L.P. as              John W. Glynn, Jr.*
        General Partner


                                          /s/ Steven Rosston
                                          --------------------------------------
                                              Steven Rosston


CROWN ASSOCIATES III, LIMITED             /s/ Daryl Messinger
PARTNERSHIP                               --------------------------------------
By Crown-Glynn Partners III, L.P.  as         Daryl Messinger
        General Partner


CROWN PARTNERS, L.P.

CROWN PARTNERS III, L.P.                  /s/ David F. Bellet
                                          --------------------------------------
                                              David F. Bellet


CROWN-GLYNN PARTNERS, L.P.                /s/ Chester A. Siuda
                                          --------------------------------------
                                              Chester A. Siuda


By  /s/ David F. Bellet                   /s/ Jeffrey S. Hamren
    ----------------------------------    --------------------------------------
        General Partner                       Jeffrey S. Hamren


                                          /s/ Margaret S. McNamara
                                          --------------------------------------
                                              Margaret S. McNamara

CROWN CAPITAL MANAGEMENT LTD.

CROWN ADVISORS, LTD.

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
   ----------------------------------

----------
      *  Individually and on behalf of Glynn Capital Management,
          Glynn Emerging Opportunity Fund,  Glynn Investment L.P.,
          GCM Pension, Glynn Buckley Investments, L.P., McMorgan Fund, L.P.

                               Index to Exhibits

Joint Filing Agreement........................................ Page 26


                                  Page 25 of 26